Exhibit 5.1

Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304-1050 O: 650.493.9300 F: 650.493.6811

May 6, 2021

ORIC Pharmaceuticals, Inc.

240 E. Grand Avenue, 2nd Floor

South San Francisco, CA 94080

Re:	At the Market Offering

Ladies and Gentlemen:

We have acted as counsel to ORIC Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the registration of the offer and sale of up to $150,000,000 of shares (the “Shares”) of the Company’s common stock, $0.0001 par value per share, pursuant to the Company’s shelf Registration Statement on Form S-3ASR, filed with the Securities and Exchange Commission (the “Commission”) on May 6, 2021 (the “Registration Statement”).

The offering and sale of the Shares are being made pursuant to the Open Market Sale AgreementSM (the “Sales Agreement”), dated as of May 6, 2021, by and between the Company and Jefferies LLC.

We have examined copies of the Sales Agreement, the Registration Statement, the base prospectus that forms a part thereof and the prospectus supplement thereto related to the offering of the Shares, which prospectus supplement is dated as of the date hereof and was filed by the Company in accordance with Rule 424(b) promulgated under the Securities Act of 1933. We have also examined instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed.

In such examination, we have assumed (i) the authenticity of original documents and the genuineness of all signatures, (ii) the conformity to the originals of all documents submitted to us as copies, and (iii) the truth, accuracy, and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based on and subject to the foregoing, we are of the opinion that the Shares have been duly authorized by the Company and, when issued and delivered by the Company against payment therefor in accordance with the terms of the Sales Agreement, will be validly issued, fully paid and nonassessable.

We express no opinion as to the laws of any other jurisdiction other than the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

AUSTIN                BEIJING                 BOSTON                BRUSSELS                 HONG KONG                LONDON                LOS ANGELES                NEW YORK                PALO ALTO

SAN DIEGO                SAN FRANCISCO                SEATTLE                SHANGHAI                 WASHINGTON, DC                WILMINGTON, DE

May 6, 2021

* * *

We hereby consent to the use of this opinion as an exhibit to the Company’s Current Report on Form 8-K, filed on or about May 6, 2021, for incorporation by reference into the Registration Statement.

Very truly yours,

/s/ WILSON SONSINI GOODRICH & ROSATI Professional Corporation